Exhibit (h)(20)

EXPENSE LIMITATION AGREEMENT

AGREEMENT effective as of February 1, 2022, by and between Exchange Traded Concepts, LLC (the “Adviser”), Dawn Global Limited (“Dawn”) and Exchange Listed Funds Trust (the “Trust”), on behalf of each series of the Trust set forth in Schedule A attached hereto (each a “Fund” and, collectively, the “Funds”).

WHEREAS, the Trust is a Delaware statutory trust organized under an Amended and Restated Agreement and Declaration of Trust dated April 22, 2020 (the “Declaration of Trust”) and registered under the Investment Company Act of 1940 (the “1940 Act”), as an open-end management investment company;

WHEREAS, pursuant to an investment advisory agreement between the Adviser and the Trust, the Adviser has been retained by the Trust to provide investment advisory services to each Fund for compensation based on the value of the average daily net assets of each such Fund;

WHEREAS, pursuant to a sub-advisory agreement (the “Sub-Advisory Agreement”) between the Adviser and Dawn, Dawn has been retained to provide investment advisory services to the Fund for compensation based on the value of the average daily net assets of each such Fund as set forth therein;

WHEREAS, the Trust and the Adviser have determined that it is appropriate and in the best interests of each Fund and its shareholders to maintain the expenses of each Fund at a level below the level to which each such Fund would normally be subject in order to maintain each Fund’s expense ratios at the Maximum Annual Operating Expense Limit (as hereinafter defined) specified for such Fund in Schedule A hereto, as may be amended from time to time;

NOW THEREFORE, the parties hereto agree as follows:

1.           Expense Limitation.

1.1. Applicable Expense Limit. To the extent that the aggregate expenses of every character incurred by a Fund in any fiscal year, including but not limited to investment advisory fees of the Adviser (but excluding interest expense, taxes, brokerage commissions, other expenditures which are capitalized in accordance with generally accepted accounting principles, other extraordinary expenses not incurred in the ordinary course of such Fund’s business, and amounts payable pursuant to any plan adopted in accordance with Rule 12b-1 under the 1940 Act) and expenses for which payment has been made through the use of all or a portion of brokerage commissions (or markups or markdowns) generated by that Fund (“Fund Operating Expenses”), exceed the Maximum Annual Operating Expense Limit, as defined in Section 1.2 below, such excess amount (the “Excess Amount”) shall be the liability of the Adviser.

1.2. Maximum Annual Operating Expense Limit. The Maximum Annual Operating Expense Limit with respect to each Fund shall be the amount specified in Schedule A based on a percentage of the average daily net assets of each Fund. That Maximum Annual Operating Expense Limit for each Fund contemplates that certain expenses for each Fund may be paid through the use of all or a portion of brokerage commissions (or markups or markdowns) generated by that Fund.

1.3. Method of Computation. To determine the Adviser’s liability with respect to the Excess Amount, each month the Fund Operating Expenses for each Fund shall be annualized as of the last day of the month. If a Fund’s annualized Fund Operating Expenses for any month exceed the Maximum Annual Operating Expense Limit of such Fund, the Adviser shall first waive or reduce its investment advisory fee for such month by an amount sufficient to reduce the annualized Fund Operating Expenses to an amount no higher than the Maximum Annual Operating Expense Limit. If the amount of the waived or reduced investment advisory fee for any such month is insufficient to pay the Excess Amount, the Adviser may also remit to the appropriate Fund or Funds an amount that, together with the waived or reduced investment advisory fee, is sufficient to pay such Excess Amount.

1.4. Year-End Adjustment. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the amount of the investment advisory fees waived or reduced and other payments remitted by the Adviser to the Fund or Funds with respect to the previous fiscal year shall equal the Excess Amount.

1.5 Reimbursement by Dawn. To the extent that the Adviser is liable for the Excess Amount as calculated herein, Dawn agrees to reimburse the Adviser for any such liability or reduce the fees owed Dawn under the Sub-Advisory Agreement.

2.           [Reserved.]

3.           Term and Termination of Agreement.

This Agreement shall continue in effect with respect to a Fund as set forth in Schedule A and shall thereafter continue in effect from year to year for successive one-year periods, provided that this Agreement may be terminated, without payment of any penalty, with respect to any Fund:

(i) by the Trust for any reason and at any time; and

(ii) by the Adviser for any reason upon ninety (90) days’ prior written notice to the Trust at its principal place of business, such termination to be effective as of the close of business on the last day of the then-effective term.

4.           Miscellaneous.

4.1. Captions. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

4.2. Interpretation. Nothing herein contained shall be deemed to require the Trust or the Funds to take any action contrary to the Trust’s Declaration of Trust or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Trust’s Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust or the Funds. The parties to this Agreement acknowledge and agree that all litigation arising hereunder, whether direct or indirect, and of any and every nature whatsoever shall be satisfied solely out of the assets of the affected Fund and that no Trustee, officer or holder of shares of beneficial interest of the Fund shall be personally liable for any of the foregoing liabilities. The Trust’s Declaration of Trust, as amended from time to time, is on file in the Office of the Secretary of State of the State of Delaware. Such Declaration of Trust describes in detail the respective responsibilities and limitations on liability of the Trustees, officers, and holders of shares of beneficial interest.

4.3. Definitions. Any question of interpretation of any term or provision of this Agreement, including but not limited to the investment advisory fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the currently effective investment advisory agreement between the parties or the 1940 Act, shall have the same meaning as and be resolved by reference to such investment advisory agreement or the 1940 Act.

4.4. Enforceability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms or provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the day and year first above written.

EXCHANGE LISTED FUNDS TRUST,

on behalf of each series of the Trust set forth in Schedule A

/s/ J. Garrett Stevens
Name:	J. Garrett Stevens
Title:	President

EXCHANGE TRADED CONCEPTS, LLC

/s/ J. Garrett Stevens
Name:	J. Garrett Stevens
Title:	CEO

DAWN GLOBAL LIMITED

/s/ Maurits Pot
Name:	Maurits Pot
Title:	CEO

SCHEDULE A

to the

EXPENSE LIMITATION AGREEMENT

DATED JUNE 15, 2021

between

EXCHANGE TRADED CONCEPTS, LLC

AND

EXCHANGE LISTED FUNDS TRUST

AND

DAWN GLOBAL LIMITED

MAXIMUM ANNUAL OPERATING EXPENSE LIMITS

	Maximum Annual
	Operating Expense
Fund	Limit	Term Ending
Asian Growth Cubs ETF	0.99%	August 31, 2022